UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 3, 2007

Cleveland-Cliffs Inc
__________________________________________
(Exact name of registrant as specified in its charter)

Ohio	1-8944	34-1464672
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1100 Superior Avenue, Cleveland, Ohio		44114-2589
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	216-694-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 8.01 Other Events.

Cleveland-Cliffs Inc published a news release on April 3, 2007 as follows:

Cleveland-Cliffs Signs Binding Agreement for
Sonoma Coal Project Investment

Cleveland, OH—April 03, 2007—Cleveland-Cliffs Inc (NYSE: CLF) today said that it has entered into a definitive sale and purchase agreement to invest in the Sonoma Coal Project in Queensland, Australia. The Company announced in January that its Board of Directors had approved the investment.

The Company agreed to binding terms with privately owned Australian coal company QCoal Pty Ltd ("QCoal") to invest approximately $109 million to construct a washplant and acquire mining assets and rights. Cliffs will operate and own 100 percent of the washplant and 8.3 percent of the mining leases, resulting in a 45 percent economic interest in the Project. Subject to granting of the mining lease, on which the washplant is to be located, closing is expected to occur before the end of the second quarter of 2007.

The Sonoma Project is expected initially to produce two million tonnes of marketable coal annually, beginning late in 2007. Production from Sonoma will include an approximately equal mix of hard coking coal and thermal coal. Plans call for annual production to increase to between three million and four million tonnes during 2008. The Sonoma Project has a current resource estimate of 107 million tonnes. The Cliffs Asia-Pacific business unit, located in Perth, Australia, will oversee Cleveland-Cliffs’ interest in the project.

On the announcement, Cleveland-Cliffs President and Chief Executive Officer Joseph A. Carrabba said, "Our interest in the Australian Sonoma Project is integral to our strategy of expanding Cliffs’ global presence. It diversifies our product offerings and provides Cliffs with another means of participating in the expanding Asian steel markets."

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, an iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties. There can be no assurance that the transactions contemplated by the sale and purchase agreement will be consummated or that any transaction in connection with the Sonoma Coal Project will be completed. Actual results may differ materially from such statements for a variety of reasons, including: inability of the Sonoma Project to meet planned production levels; delays in the production of marketable coal; inability of the Sonoma Project to increase production to between three million and four million tonnes during 2008; reductions in the current resource estimate of 107 million tonnes; additional delays in the anticipated closing; market forces that negatively impact the seaborne coking and thermal coal markets; changes in global demand for seaborne coking and thermal coal by integrated steel producers due to changes in steel utilization rates, consolidation and rationalization, operational factors, and electric furnace production; availability of capital equipment and component parts; availability of float capacity; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; failure to receive or maintain required environmental permits; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:
http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870
Financial Community: 1-800-214-0739, or 1-216-694-5459

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cleveland-Cliffs Inc

April 3, 2007	By:	George W. Hawk, Jr.

Name: George W. Hawk, Jr.
Title: General Counsel and Secretary